                                                                  EXHIBIT 10.3.3

                              AMENDED AND RESTATED
                              MANAGEMENT AGREEMENT

         This Management Agreement (this "Agreement"), dated this 1st day of September, 2003 by and between Cotton States Life Insurance Company (the "Company") and Norma Christopher (the "Executive").

         WHEREAS, the Company wishes to assure itself of continuity of management in the event of any actual or contemplated Change in Control of the Company, and the Executive is a key employee of the Company and an integral part of its management; and

         WHEREAS, the Company desires to provide enhanced disability benefits in the event of the Executive's Disability; and

         WHEREAS, the Company and the Executive have previously entered into a Management Agreement concerning the terms hereof, and Section VI.6 of that agreement provides that the Company and the Executive have the authority to amend the agreement by a writing signed by both parties.

         NOW, THEREFORE, for and in consideration of the premises and the mutual covenants herein contained, the parties hereby agree to amend and restate the Management Agreement as follows:

                                    ARTICLE 1
                             OPERATION OF AGREEMENT

         This Agreement shall be effective immediately upon its execution by the parties hereto.

                                    ARTICLE 2
                               TERM OF AGREEMENT

         The term of this Agreement shall be for an initial one (1) year period commencing on the date of this Agreement. At the end of the initial one (1) year term, this Agreement shall automatically renew for a one (1) year term on each succeeding anniversary of this Agreement unless either the Compensation Committee of the Company or the Executive notifies the other party in writing of its desire to terminate this Agreement effective at the close of the current term. Such written notice must be delivered to the other party prior to the end of the current term. By written consent of both parties, this Agreement may be terminated at any time.

                                    ARTICLE 3
                                   DEFINITIONS

3.1 AVERAGE EARNINGS. The term "Average Earnings" means the average of Executive's Earnings for the 1998 through 2002 calendar years.

3.2 BOARD OR BOARD OF DIRECTORS. The term "Board" or "Board of Directors" means the Board of Directors of Cotton States Life Insurance Company.

3.3      CAUSE. The term "Cause" means either:

         (a) any act that constitutes, on the part of the Executive, (i) fraud, dishonesty, a felony or gross malfeasance of duty, and (ii) that directly results in material injury to the Company; or

         (b) conduct by the Executive in her office with the Company that is grossly inappropriate and demonstrably likely to lead to material injury to the Company, as determined by the Board acting reasonably and in good faith;

provided, however, that in the case of (b) above, such conduct shall not constitute Cause unless the Board shall have delivered to the Executive notice setting forth with specificity the conduct deemed to qualify as Cause, reasonable action that would remedy such objection, and a reasonable time (not less than 30 days) within which the Executive may take such remedial action, and the Executive shall not have taken such specified remedial action within such specified reasonable time.

3.4 CHANGE IN CONTROL. A "Change in Control" shall be deemed to have occurred if there is a Change in Control of the Company or Cotton States Mutual Insurance Company ("Cotton States Mutual"), as defined below.

         (a) A Change of Control of Company shall be deemed to have occurred at such time as:

                  (i) any "person" (as the term is used in Section 13(d)(2) of the Exchange Act) is or becomes the beneficial owner (as defined in rule 13(d)-3 of the Exchange Act) directly or indirectly of (A) securities generally, (B) voting securities as defined in OCGA
           Section 33-14-17 or (C) membership rights to vote representing in any case 20% or more of the combined voting power for election of directors of the Company or any successor of Company;

                  (ii) during any period of two consecutive years or less individuals who at the beginning of such period constituted the board of directors of Company cease, for any reason, to constitute at least a majority of the board of directors, unless the election or nomination for election of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period;

                  (iii) there is any sale or other disposition of Company assets representing 50% of more of the net book value of the assets of the Company at the time of the transaction or generating 50% or more of the profits of the Company over the three years preceding the transaction; or

                  (iv) there is any merger or consolidation to which Company is a party as a result of which the persons who were the equity owners of Company immediately prior to the effective date of the merger or consolidation shall have beneficial ownership of less than 50% of the combined voting power for election of directors of the surviving corporation following the effective date of such merger or consolidation.

         (b) A Change of Control of Cotton States Mutual shall be deemed to have occurred at such time as:

                  (i) any "person" (as the term is used in Section 13(d)(2) of the Exchange Act) is or becomes the beneficial owner (as defined in rule 13(d)-3 of the Exchange Act) directly or indirectly of (A) securities generally, (B) voting securities as defined in OCGA
           Section 33-14-17 or (C) membership rights to vote representing in any case 20% or more of the combined voting power for election of directors of Cotton States Mutual or any successor of Cotton States Mutual;

                  (ii) during any period of two consecutive years or less individuals who at the beginning of such period constituted the board of directors of Cotton States Mutual cease, for any reason, to constitute at least a majority of the board of directors, unless the election or nomination for election of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period;

                  (iii) there is any sale or other disposition of Cotton States Mutual assets representing 50% of more of the net book value of the assets of Cotton States Mutual at the time of the transaction or generating 50% or more of the profits of Cotton States Mutual over the three years preceding the transaction; or

                  (iv) there is any merger or consolidation to which Cotton States Mutual is a party as a result of which the persons who were the equity owners of Cotton States Mutual immediately prior to the effective date of the merger or consolidation shall have beneficial ownership of less than 50% of the combined voting power for election of directors of the surviving corporation following the effective date of such merger or consolidation.

         (c) In the event the Company and Executive agree in writing prior to any event which would otherwise constitute a Change of Control, that such event shall not constitute a Change of Control, then for purposes of this Agreement there shall be no such Change of Control upon that event.

         (d) Notwithstanding anything in the foregoing to the contrary, no change in control shall be deemed to have occurred for purposes of this Agreement by virtue of any transaction (i) which results in the Executive, or a group of Persons which includes the Executive, acquiring, directly or indirectly, 20% or more of the combined voting power of either the Company's or Cotton States Mutual's, as applicable, securities, voting securities, or memberships; (ii) arranged, participated in, or caused by a state insurance regulatory agency possessing appropriate jurisdiction on the grounds of failing or deteriorating financial condition of either the Company or Cotton States Mutual which results in the acquisition, directly or indirectly, of 20% or more of the combined voting power of either the Company's or Cotton States Mutual's, as applicable, securities, voting securities or memberships by any Person; or (iii) which results in either the Company or Cotton States Mutual, any subsidiary of either the Company or Cotton States Mutual or any profit sharing plan, employee stock ownership plan or employee benefit plan of either the Company or Cotton States Mutual or any of their subsidiaries (or any trustee of or fiduciary with respect to any such plan acting in such capacity) acquiring, directly or indirectly, 20% or more of the combined voting power of either the Company's or Cotton States Mutual's, as applicable, securities or voting securities.

3.5 CODE. The term "Code" means the Internal Revenue Code of 1986, as amended.

3.6 COMPENSATION COMMITTEE. The term "Compensation Committee" means the Compensation Committee of the Board of Directors of the Company.

3.7 DISABILITY. "Disabled" and "Disability" mean, that as a result of an Injury or Sickness the Executive cannot perform the material duties of the Executive's regular occupation;

         (a) "Injury" for purposes of this Section 3.7 shall mean a bodily injury, resulting directly from an accident, independent of all other causes. The Injury must cause the Disability.

         (b) "Sickness" for purposes of this Section 3.7 shall mean an illness or disease causing Disability. Sickness includes pregnancy, childbirth, miscarriage or abortion, or any complications therefrom.

         (c) The Company in its sole discretion shall determine if the Executive is Disabled within the meaning of this Section 3.7.

         (d) Under no circumstances will an Executive be considered Disabled under this Section 3.7 if such Executive is entitled to receive benefits under the LTD Plan sponsored by the Company.

3.8 EARNINGS. The term "Earnings" means the Executive's annual taxable compensation as shown of IRS Form W-2 (box 1), payable from the Company or Cotton States Mutual or any subsidiary or affiliate of the Company or Cotton States Mutual. In addition, Earnings include compensation which is not currently includable in the Participant's gross income by reason of the application of Code Section 402(a)(8) (401(k) deferrals) or Code Section 125 (salary deferrals pursuant to a cafeteria plan).

3.9 INVOLUNTARY TERMINATION. The term "Involuntary Termination" means termination of the Executive's employment by the Executive following a Change in Control which, in the reasonable judgment of the Executive, is due to (a) a change of the Executive's responsibilities, position (including status, office, title, reporting relationships or working conditions), authority or duties (including changes resulting from the assignment to the Executive of any duties inconsistent with her positions, duties or responsibilities as in effect immediately prior to the Change in Control); or (b) a reduction in the Executive's compensation or benefits, or (c) a forced relocation of the Executive outside the Atlanta metropolitan area or significant increase in the Executive's travel requirements. Involuntary Termination does not include retirement (including early retirement) within the meaning of the Company's retirement plan, or death or Disability of the Executive.

3.10 EXCHANGE ACT. The term "Exchange Act" means the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.

3.11 LTD PLAN. The term "LTD Plan" means the long-term disability plan sponsored by the Company.

3.12 SEVERANCE PAYMENT. The term "Severance Payment" means the payment described in Section 4.2.

                                    ARTICLE 4
             BENEFITS UPON TERMINATION FOLLOWING A CHANGE IN CONTROL

4.1 TERMINATION. The Executive shall be entitled to, and the Company shall pay or provide to the Executive, the benefits described in Section 4.2 below if
(a) a Change in Control occurs during the term of this Agreement, and (b) the Executive's employment is terminated within three (3) years following the Change in Control either (i) by the Company (other than for Cause or by reason of the Executive's death or Disability) or (ii) by the Executive pursuant to Involuntary Termination; provided, however, that if:

         (A) during the term of this Agreement there is a public announcement of a proposal for a transaction that, if consummated, would constitute a Change in Control or the Board receives and decides to explore an expression of interest with respect to a transaction which, if consummated, would lead to a Change in Control (either transaction being referred to herein as the "Proposed Transaction"); and

         (B) the Executive's employment is thereafter terminated by the Company other than for Cause or by reason of the Executive's death or Disability; and

         (C) the Proposed Transaction is consummated within one year after the date of termination of the Executive's employment,

then, for the purposes of this Agreement, a Change in Control shall be deemed to have occurred during the term of this Agreement and the termination of the Executive's employment shall be deemed to have occurred within three (3) years following a Change in Control.

4.2 BENEFITS TO BE PROVIDED. If the Executive becomes eligible for benefits under Section 4.1, the Company shall immediately pay the Executive a lump sum cash payment (less applicable employment and withholding taxes) equal to the Executive's Average Earnings multiplied by one (1) (the "Severance Payment").

4.3      CERTAIN ADDITIONAL PAYMENTS BY THE COMPANY.

                  (a) The Severance Payment together with any other payment or distribution by the Company to or for the benefit of the Executive outside of this Agreement ("Payment") may result in an excise tax under Code Section 4999. Such excise tax together with any interest or penalties on such excise tax are referred to in this Agreement as the "Excise Tax."

                  (b) If the Payments do or could result in an Excise Tax (as determined in Section 4.3(c) below), the Company shall pay the Executive an amount ("Additional Payment") equal to the Excise Tax plus any additional income and employment taxes resulting from the Company's payment of the Additional Amount. Note that the Company shall not reimburse the Executive for any income or employment taxes resulting from the Severance Payment.

                  (c) The Company shall determine whether an Additional Payment is required. The Company shall provide detailed supporting information demonstrating whether an Excise Tax will be incurred and the amount of the Additional Payment to the Executive. The Company shall provide such information to the Executive within fifteen business days after payment of the Severance Payment. The Company's determination is binding on the Executive; provided, however, that the Company shall be obligated to pay all amounts set forth in Section 4.3(d) below in the event the Internal Revenue Service imposes an Excise Tax on Executive.

                  (d) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service ("IRS") that, if successful, would require the Company to make an Additional Payment to the Executive ("Claim"). The Executive must provide such written notice to the Company as soon as practicable but no later than ten business days after the IRS sends written notice of the Claim to the Executive. The Executive's written notice shall apprise the Company of the Claim and the date on which IRS has demanded payment. The Executive shall not pay such Claim until 30 days after the Executive provides written notice to the Company. If the Company notifies the Executive in writing during such 30 day period that it desires to dispute such claim ("Dispute"), the Executive shall on a timely basis:

                           (i)      give the Company any information it
                  reasonably requests relating to the Claim,

                           (ii)     take such action in connection with
                  contesting the Claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to the Claim by an attorney the Company reasonably selects,

                           (iii) cooperate with the Company in good faith in order effectively to contest the Claim, and

                           (iv) permit the Company to participate in any proceedings relating to the Claim;

                  (e) The Company shall pay all costs and expenses incurred in connection with the Dispute and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.

                  (f) The Company shall control all proceedings taken in connection with the Dispute. At the Company's sole option, it may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences in respect of the Dispute. At the Company's sole option, it may either direct the Executive to pay the tax claimed and sue for a refund or contest the Claim in any permissible manner. The Executive agrees to prosecute the Dispute to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine.

                  (g) If the Company directs the Executive to pay the Claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis. Furthermore, the Company shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect to such Excise Tax) imposed with respect to such advance or with respect to any imputed income with respect to such advance. The Company's control of the Dispute shall be limited to issues with respect to the Additional Amount and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

                  (h) If, after the advance described in Section 4.3(g) above, the Executive becomes entitled to receive any refund with respect to the Dispute, the Executive shall promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).

                  (i) If, after the advance described in Section 4.3(g) above, the IRS determines that the Executive is not be entitled to a refund with respect to the Claim, the Company may take either of the following steps. First, the Company may notify the Executive in writing of its intent to dispute the IRS determination. In this event, this
         Section 4.3 shall continue in effect with respect to the Dispute. Second, the Company may decide to discontinue the Dispute. If so, then the Company's advance shall be offset against the Additional Payment. The Executive must notify the Company in writing of any IRS determination within 10 days of the Executive's receipt of such determination. The Company then has 30 days to notify the Executive in writing of its decision to continue or discontinue the Dispute.

4.4 WAIVER OF STANDARD SEVERANCE. In the event the Executive is entitled to the Severance Payment, the Executive hereby knowingly and voluntarily releases and waives any claim or right the Executive ever had, now has, or may have or claims to have against the Company to receive severance benefits pursuant to the terms of the Company's standard severance program, as the same may be amended from time to time. In the event the Executive is not entitled to the Severance Payment, the release and waiver set forth in the foregoing sentence shall be null and void and the Executive shall be entitled to receive severance benefits pursuant to the terms of the Company's standard severance program, as the same may be amended from time to time.

                                    ARTICLE 5
                               DISABILITY BENEFITS

5.1 ELIGIBILITY FOR DISABILITY BENEFITS. An Executive shall be eligible for the disability benefit described in Section 5.2 below ("Disability Benefit") if the following conditions are satisfied:

                  (a) The Executive is Disabled (as defined in Section 3.7) while this Agreement is in effect; and

                  (b) The Executive is "actively at work" (as defined below) at the time the Executive becomes Disabled; and

                  (c) At the time the Executive became Disabled, the Executive was an active participant in the LTD Plan and had timely remitted all premiums for such coverage as set forth in the LTD Plan.

5.2      DISABILITY BENEFIT.

                  (a) The Company shall pay the Disability Benefit monthly. The monthly Disability Benefit shall equal Eighty Percent (80%) of the Executive's "monthly base salary" (as defined below) reduced by any "offset payments" (as defined below).

                  (b) The Executive's monthly base salary is determined by ignoring overtime pay, bonuses, commissions, fringe benefits and any other extra compensation. However, monthly base salary shall include any compensation the Executive defers under the Company's 401(k) plan or under the Company's Section 125 plan. The Executive's monthly base salary shall be the greater of 1/12th of the Executive's annual base salary for the calendar year immediately preceding the Executive's Disability or the Executive's monthly base salary for the month immediately preceding the Executive's Disability.

                  (c) The offset payments are: Social Security disability benefits, unemployment compensation, worker's compensation benefits, and any other amounts which would reduce the Executive's Disability Benefit had the Executive been entitled to payments under the LTD Plan. Benefits may be offset regardless of whether the Executive makes an application for benefits if the Company reasonably determines that the Executive would have received benefits if the Executive had made a timely application for benefits. If an Executive receives an offset payment in the form of a lump sum benefit, such lump sum payment will be divided by 60 and the result will be used to reduce the monthly Disability Benefit in each month for which benefits are payable.

                  (d) "Actively at Work" means the Executive was actively employed for the minimum number of hours the Company establishes as the normal week for the Executive at the Company's principal place of business or at other Company approved locations.

                  (e) All Disability Benefits shall cease at the earliest of the following dates:

                           (i) Age 65. However, if Disability Benefits must continue beyond age 65 to satisfy federal or state age discrimination statutes, such payments will continue to the extent necessary to satisfy such federal or state statute. A table of post-65 disability benefits provided by the Company sponsored LTD Plan shall be used for determining the amount of post-65 payments required under this Agreement.

                           (ii) Disability Benefits shall cease when the Executive is no longer Disabled under the definition in
                  Section 3.7.

                           (iii) Disability Benefits shall cease if the Company becomes insolvent and unable to pay its debts in the ordinary course of its business.

                           (iv) The Executive is no longer under the care of a "physician." Physician means any legally qualified physician. However, if Disability is due to a mental, psychoneurotic, or personality disorder, the physician must also be qualified to evaluate and treat mental illness through specialization in or training and experience in psychiatric medicine.

                           (v) The Executive begins work at any occupation or employment for wage, profit or gain.

                           (vi) The Executive fails to furnish proof, as requested by the Company that the Executive is Disabled.

                           (vii) The Executive refuses to be examined, if the Company requires an examination. The Company may require an examination as frequently as would be permitted under the terms of the Company sponsored LTD Plan.

                           (viii)   The Executive's death.

5.3 ELIMINATION PERIOD. The Executive must be continually Disabled for 90 consecutive days before the Company becomes obligated to pay Disability Benefits. The Company shall not pay Disability Benefits for the Executive's Disability during the Elimination Period.

5.4 EVIDENCE REQUIREMENT. The Company may require the Executive to provide evidence of the Executive's Disability as frequently as would be permitted under the Company sponsored LTD Plan.

5.5 PRO RATA BENEFITS. If a monthly Disability Benefit is for less than a month, the Company will pay 1/30 of the monthly Disability Benefit for each day the Executive is Disabled.

5.6 EXCLUSIONS. This Agreement does not cover and no Disability Benefit will be payable to a Participant whose loss is caused by, attributable to, or resulting from:

                  (a) Intentionally self-inflicted Injury, while sane or insane;

                  (b) The Executive's commission of or attempt to commit assault, battery or any felony;

                  (c)      Declared or undeclared war or act of war;

                  (d) Insurrection, rebellion, or participation in a riot or civil disorder or commotion;

                  (e)      Chronic alcoholism;

                  (f) Use of narcotics, barbiturates, or hallucinogenic substances; or

                  (g) Any other exclusion provided for in the Company sponsored LTD Plan.

                                    ARTICLE 6
                                  MISCELLANEOUS

6.1 CONTRACT NON-ASSIGNABLE. The parties acknowledge that this Agreement has been entered into due to, among other things, the special skills of the Executive, and agree that this Agreement may not be assigned or transferred by the Executive, in whole or in part, without the prior written consent of the Company. Any business entity succeeding to all or substantially all of the business of the Company by purchase, merger, consolidation, sale of assets or otherwise, shall be bound by this Agreement.

6.2 NOTICES. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered or seven days after mailing if mailed, first class, certified mail, postage prepaid:

              To the Company:        Cotton States Life Insurance Company
                                            244 Perimeter Center Parkway
                                            Atlanta, Georgia   30346
                                            Attention: Compensation Committee

              To the Executive:             Norma Christopher
                                            244 Perimeter Center Parkway
                                            Atlanta, Georgia   30346

Any party may change the address to which notices, requests, demands and other communications shall be delivered or mailed by giving notice thereof to the other party in the same manner provided herein.

6.3 PROVISIONS SEVERABLE. If any provision or covenant, or any part thereof, of this Agreement should be held by any court to be invalid, illegal or unenforceable, either in whole or in part, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of the remaining provisions or covenants, or any part thereof, of this Agreement, all of which shall remain in full force and effect.

6.4 NO OBLIGATION TO FUND. The agreement of the Company (or its successor) to make payments to the Executive hereunder shall represent solely the unsecured obligation of the Company (and its successor), except to the extent the Company (or its successors) in its sole discretion elects in whole or in part to fund its obligation sunder this Agreement pursuant to a trust arrangement or otherwise.

6.5 WAIVER. Failure of either party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted in this Agreement or of the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the party making the waiver.

6.6 AMENDMENTS AND MODIFICATIONS. This Agreement may be amended or modified only by a writing signed by both parties hereto, which makes specific reference to this Agreement.

6.7 GOVERNING LAW. The validity and effect of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Georgia.

6.8 ARBITRATION OF DISPUTES; EXPENSES. The parties agree, to the maximum extent allowed by applicable law, that all disputes that may arise between them relating to the interpretation or performance of this Agreement, including matters relating to any funding arrangements for the benefits provided under this Agreement, shall be determined by binding arbitration through an arbitrator approved by the American Arbitration Association or other arbitrator mutually acceptable to the parties. The arbitration shall proceed in accordance with the provisions of the Federal Arbitration Act and the rules and procedures of the American Arbitration Association. The parties agree that the arbitrators shall apply the laws of the State of Georgia and any applicable federal law. Unless otherwise agreed by the parties, all arbitration proceedings shall be held in Atlanta, Georgia. The award of the arbitrators shall be issued within sixty (60) days of the close of the hearing or the submission of post-hearing memoranda, whichever is later, and shall include each arbitrator's individual vote. The award of the arbitrator shall be final and binding upon the parties and judgment upon the award rendered may be entered in any court having jurisdiction in the State of Georgia. In the event the Executive incurs legal fees and other expenses in seeking to obtain or to enforce any rights or benefits provided by this Agreement and its successful, in whole or in part, in obtaining or enforcing any such rights or benefits through settlement, arbitration or otherwise, the Company shall promptly pay the Executive's reasonable legal fees and expenses incurred in enforcing this Agreement. Except to the extent provided in the preceding sentence, each party shall pay its own legal fees and other expenses associated with the arbitration, provided that the fee for the arbitrator shall be shared equally.

6.9 WITHHOLDING. The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

6.10 SPENDTHRIFT CLAUSE. None of the benefits, payments, proceeds or distribution under this Plan shall be subject to the claim of any creditor of the Executive or to any legal process by any creditor of the Executive. Executive shall not have any right to alienate, commute, anticipate or assign any of the benefits, payments, proceeds or distributions under this Agreement.

         IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its duly authorized officers and the Executive has hereunto set her hand, as of the date and year first above written.

                                          COTTON STATES LIFE
                                          INSURANCE COMPANY

                                             /S/  Wendy M. Chamblee
                                          --------------------------------------
                                          Wendy M. Chamblee
                                          Vice President-Human Resources

                                             /S/  J. Ridley Howard
                                          --------------------------------------
                                          J. Ridley Howard
                                          Chairman of the Board

                                          EXECUTIVE

                                             /S/  Norma Christopher
                                          --------------------------------------
                                          Norma Christopher